Exhibit 99.1

NASDAQ: CAPB

INVESTOR FACT SHEET	SECOND QUARTER 2006

Stock Highlights1

•	Recent Price – $19.25

•	Year’s Range [2] – $17.75 to $23.00

•	Shares outstanding – 3.0 million

•	Float – 2.4 million

•	Average daily volume [3] – 1,864 shares

•	Market Cap – $57.1 million

•	Price to book value – 143%

•	Institutions Own – nil

•	Indicated annual dividend – $0.24

•	Yield – 1.25%

[1]	As of August 31, 2006

[2]	Since IPO on December 12, 2005

3	Past three months

Overview

Headquartered in Birmingham, Alabama, CapitalSouth Bancorp is a $448 million, business-oriented bank holding company. CapitalSouth Bancorp operates nine full-service banking offices in the metropolitan areas of Birmingham, Huntsville and Montgomery, Alabama, and Jacksonville, Florida. The Company also operates a loan production office in Atlanta, Georgia. Its focus on small- and medium-sized businesses has fueled strong internal growth over the year and has positioned the Company for further growth in current and new markets in the Southeast.

Investment Considerations

Niche Focus: CapitalSouth Bancorp perceives an opportune niche between the mass-market retail sector and matrix-driven lenders for business banking. The Company’s focus is squarely aimed at medium-sized companies that value a personal banking relationship with experienced loan officers, bankers that truly get to know their customers and can deliver the close, personal attention that small business demands. For CapitalSouth Bancorp, this niche implies a “sweet spot” loan of from $1 million to $7 million, typically. Conversely, this focus means the Company has little in the way of retail business, only that incidental to its business banking.

Portable Growth Model: From its origin in Birmingham, CapitalSouth Bancorp has expanded into three additional cities, all de novo market entries. Following Birmingham, CapitalSouth Bancorp expanded to Montgomery and then Huntsville, Alabama, and the Company continues to see opportunity to grow its presence in these markets. In 2005, the Company began branching in Florida with the opening of an office in Jacksonville. Today, CapitalSouth Bancorp continues to evaluate future expansion opportunities in Alabama, Florida, and surrounding states.

Strong Internal Growth: Because of its niche focus on medium-sized businesses and expansion strategies for existing and new markets, CapitalSouth Bancorp has posted strong internal growth. Between 2001 and 2005, the Company’s asset base increased at a compound annual rate of 18%, driven by a 23% compounded annual loan growth. For the same period, deposits grew at a compound annual rate of 21%, underscoring particularly strong growth in non-interest-bearing deposits. This momentum has translated into higher net income for four consecutive years, at a compound annual growth rate of 32% between 2001 and 2005.

Infrastructure Leverage: Because of its business focus, facilitated by courier service pickup and delivery of deposits, CapitalSouth Bancorp needs fewer locations to serve a market effectively compared with retail-oriented banks. Mirroring its growth in the Birmingham market, the Company expects to fill in its newer markets over time with the opening of one or more additional banking offices in each, as conditions permit, and thereby leverage its cost infrastructure in these new markets.

Attractive Valuation: At August 31, 2006, the Company’s common stock traded at 1.43 times its book value per share, representing a 32% discount to the SNL Financial Bank Index of peer companies (2.10 times book value) on that same date.

Contact Information

Carol W. Marsh

Senior Vice President,

Chief Financial Officer and

Corporate Secretary

205-803-5842

cmarsh@capitalsouthbank.com

Analyst Coverage

Sterne, Agee & Leach

James Schutz

205-949-3617

Selected Financial Data

	Years Ended December 31,					Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2001	2002	2003	2004	2005	2005	2006
Results of Operations
Net interest income	$6,615	$7,043	$7,780	$10,036	$13,043	$6,097	$7,605
Provision for loan losses	813	877	820	847	914	501	340
Non-interest income	2,266	1,961	2,079	2,060	2,552	1,233	1,996
Non-interest expense	6,775	6,378	6,926	8,389	10,840	4,902	6,981
Net income	858	1,210	1,497	1,877	2,577	1,313	1,458
Earnings per diluted share	0.37	0.52	0.65	0.83	1.12	0.58	0.48
Cash dividends declared per share	0.16	0.16	0.16	0.18	0.20	0.10	0.06
Financial Condition
Assets	$221,930	$250,228	$293,282	$337,696	$423,508	$362,095	$448,330
Loans, net	139,348	172,642	203,334	255,508	323,365	274,371	344,609
Deposits	151,759	183,061	202,505	261,531	329,429	301,471	378,367
Stockholders’ equity	22,829	23,959	23,273	25,130	36,874	26,247	39,743
Performance Measures
Net interest margin	3.36%	3.26%	3.04%	3.43%	3.77%	3.69%	3.75%
Efficiency ratio	76.29%	70.84%	70.25%	69.35%	69.51%	66.88%	72.71%
Non-performing assets to total assets	0.97%	0.94%	0.69%	0.50%	0.42%	0.45%	0.42%
Allowance for loan loss to total loans	1.32%	1.35%	1.30%	1.24%	1.18%	1.27%	1.15%

Safe-Harbor Statement on Forward-Looking Statements

This report contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which is based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

2340 Woodcrest Place • Suite 200 • Birmingham, AL 35209 • Phone: 205.870.1939 • Toll Free: 800.554.5631

• www.capitalsouthbank.com